Exhibit 3.4

GLOBAL MEDICAL REIT INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST:               The title of the document being corrected is Articles of Incorporation (the “Articles”).

SECOND:          The sole party to the Articles is Global Medical REIT Inc., a Maryland corporation (the “Corporation”).

THIRD:              The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on January 6, 2014.

FOURTH:          Section 7.2.1(a)(v) of the Articles as previously filed with the SDAT is set forth below:

(v)                      During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4 no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership would otherwise cause the Corporation to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any “eligible independent contractor” (as defined in Section 856(d)(9)(A) of the Code) that operates a “qualified lodging facility” (as defined in Section 856(d)(9)(A)(i) of the Code), on behalf of a TRSI failing to qualify as such

FIFTH:              Section 7.2.1(a)(v) of the Articles as corrected hereby is set forth below:

(v)                      During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4 no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership would otherwise cause the Corporation to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any “eligible independent contractor” (as defined in Section 856(d)(9)(A) of the Code) that operates a “qualified health care property” (as defined in Section 856(e)(6)(D) of the Code) on behalf of a TRS failing to qualify as such.

SIXTH:              The undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its Senior Vice President, SEC Reporting and Technical Accounting and attested to by its Chief Financial Officer on this 14th day of June, 2016.

ATTEST:	Global Medical REIT Inc.

/s/ Donald McClure	By:	/s/ Allen Webb	(SEAL)
Name: Donald McClure	Name: Allen Webb
Title: Chief Financial Officer	Title: Senior Vice President, SEC Reporting and Technical Accounting